UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Getty Images Holdings, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 8, 2026

This supplement (the “Supplement”) supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Getty Images Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on August 28, 2026 in connection with the Company’s 2026 annual meeting of stockholders (the “Annual Meeting”) to be held virtually on October 8, 2026 at 10:30 a.m., Eastern Time. The primary purpose of this Supplement is to provide information relating to the resignation of a member of the Company’s Board of Directors (the “Board”) and should be read in conjunction with the Proxy Statement.

This Supplement is being filed with the SEC and is being made available to the stockholders of the Company on or about August 28, 2026. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our stockholders should rely on the information contained in this Supplement.

As described in our Current Report on Form 8-K filed with the SEC on August 28, 2026, Chinh Chu resigned from the Board on August 27, 2026, effective immediately. Mr.Chu’s decision to resign was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

All Class I Director nominees named in the Proxy Statement continue to stand for re-election at the Annual Meeting, and the form of proxy card included with the Proxy Statement remains valid. In addition, the Board appointed Patrick Maxwell to the Compensation Committee, effective August 28, 2026. For detailed information regarding the composition of our Board and its committees, as well as other corporate governance policies, please refer to the Proxy Statement.

The Board continues to recommend that you vote FOR the election of all Class I Director nominees. None of the agenda items and proposals presented in the Proxy Statement are modified by this Supplement.